Distribution Agreement

THIS DISTRIBUTION AGREEMENT ("Agreement") is by and between Foreside Fund Services, LLC (the "Distributor") and Pine Grove Alternative Institutional Fund ("Fund").

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to LM Foreside Holdings LLC (the "Transaction").

Effective as of the closing of the Transaction, the Fund and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of September 12, 2013 (the "Existing Agreement") except as noted below.

Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one· year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund's board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended ("1940 Act") and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who arc not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Fund's board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC	PINE GROVE ALTERNATIVE
INSTITUTIONAL FUND

/s/ Richard J. Berthy Richard J. Berthy, President	/s/ Gino Malaspina Name: Gino Malaspina Title: Vice President and Secretary